Exhibit 99.1

HEALTHCARE SERVICES GROUP, INC. REPORTS RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND
ANNOUNCES INCREASED FIRST QUARTER 2018 CASH DIVIDEND

Bensalem, PA — April 17, 2018 —Healthcare Services Group, Inc. (NASDAQ:HCSG) (the “Company”) reported that revenues for the three months ended March 31, 2018 increased to $501.8 million compared to $404.5 million for the same period in 2017.
Net income for the three months ended March 31, 2018 was $0.1 million, or $0.00 per basic and diluted common share. The decline from the prior three month period ended March 31, 2017 related to the Company’s first quarter 2018 increase in its accounts receivable allowance, primarily related to corporate restructurings of two privately-held, multi-state operators, as discussed in the Company’s press release on April 16, 2018.

In addition, our Board of Directors declared a quarterly cash dividend of $0.19250 per common share, payable on June 29, 2018 to shareholders of record at the close of business on May 25, 2018. This represents the 60th consecutive quarterly cash dividend payment, as well as the 59th consecutive increase since our initiation of quarterly cash dividend payments in 2003.

The Company will host a conference call on Wednesday, April 18, 2018 at 8:30 a.m. Eastern Time to discuss its results for the three months ended March 31, 2018. The call may be accessed via phone at 800-893-5360. The call will be simultaneously webcast under the “Events & Presentations” section of the investor relations page on our website, www.hcsg.com. A replay of the earnings call may be accessed through the phone number above through 10:00 p.m. Eastern Time on Wednesday, April 18, 2018. The webcast will also be available on our website for one year following the date of the earnings call.

The Company also announced that it will be attending the Bank of America Merrill Lynch Healthcare Conference on May 15, 2018, at Encore at the Wynn, Las Vegas, the UBS Global Healthcare Conference on May 23, 2018, the Baird 2018 Global Consumer, Technology & Services Conference on June 5, 2018, as well as the Jefferies Healthcare Conference on June 6, 2018, at the Grand Hyatt New York, New York.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the healthcare industry, primarily providers of long-term care; having a significant portion of our consolidated revenues contributed by one customer during the three months ended March 31, 2018; credit and collection risks associated with this industry; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases; continued realization of tax benefits arising from our corporate reorganization and self-funded health insurance program; risks associated with the reorganization of our corporate structure; realization of our expectations regarding the impact of the Tax Cuts and Jobs Act on our financial results; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2017 under “Government Regulation of Clients,” “Competition” and “Service Agreements and Collections,” and under Item IA. “Risk Factors” in such Form 10-K.

These factors, in addition to delays in payments from clients and/or clients in bankruptcy or clients with which we are in litigation to collect payment, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, retain and provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended March 31,
	2018	2017
Revenues	$501,810	$404,490
Operating costs and expenses:
Cost of services provided	469,904	345,570
Selling, general and administrative	33,777	28,210
(Loss) income from operations	(1,871)	30,710
Other income:
Investment and interest	476	1,569
(Loss) income before income taxes	(1,395)	32,279
Income tax (benefit) expense	(1,467)	10,262

Net income	$72	$22,017

Basic earnings per common share	$0.00	$0.30

Diluted earnings per common share	$0.00	$0.30

Cash dividends declared per common share	$0.19250	$0.18750

Basic weighted average number of common shares outstanding	73,913	73,074

Diluted weighted average number of common shares outstanding	74,725	73,946

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	March 31, 2018	December 31, 2017
Cash and cash equivalents	$10,489	$9,557
Marketable securities, at fair value	74,372	73,221
Accounts and notes receivable, net	335,014	378,720
Other current assets	69,278	65,908
Total current assets	489,153	527,406

Property and equipment, net	13,487	13,509
Notes receivable - long-term	38,814	15,476
Goodwill	51,084	51,084
Other intangible assets, net	29,766	30,881
Deferred compensation funding	29,443	28,885
Other assets	9,060	8,762
Total Assets	$660,807	$676,003

Accrued insurance claims - current	$22,917	$22,245
Other current liabilities	148,726	161,923
Total current liabilities	171,643	184,168

Accrued insurance claims - long term	65,225	62,454
Deferred compensation liability	29,595	29,429
Stockholders' equity	394,344	399,952
Total Liabilities and Stockholders' Equity	$660,807	$676,003

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